Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Winthrop Realty Trust (formerly known as First
Union Real Estate Equity and Mortgage Investments):

We consent to the incorporation by reference in registration statement Nos. 333-125987, 333-131595, and 333-136869 each on Form S-3 of our reports dated March 16, 2007, relating to the consolidated financial statements and financial statement schedule of Winthrop Realty Trust and subsidiaries (formerly known as First Union Real Estate Equity and Mortgage Investments) and management’s report on the effectiveness of internal control over financial reporting appearing in this annual report on Form 10-K of Winthrop Realty Trust for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 16, 2007

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